Exhibit 99.1

NYSE: WMB

Date: Feb. 18, 2010
Williams Reports Fourth-Quarter and Full-Year 2009 Financial Results
•	Net Income is $285 Million, $0.49 Per Share for 2009

•	Recurring Adjusted Income is $552 Million, $0.94 Per Share for 2009

•	Recurring Adjusted Earnings Per Share Expected to Double by 2011

•	Total Proved Reserves for 2009 were approximately 4.5 Tcfe

•	Proved, Probable, Possible Reserves Up 14%

•	Completion of Asset Contributions to Williams Partners Paves Way for Enhanced Growth Opportunities

•	Long-term Gathering Agreement Leads to Marcellus Expansion via Williams Partners

Year-End Summary Financial Information	2009		2008
Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	millions	per share	millions	per share

Income from continuing operations	$438	$0.75	$1,306	$2.21
Income (loss) from discontinued operations	(153)	(0.26)	112	0.19

Net income	$285	$0.49	$1,418	$2.40

Recurring income from continuing operations*	$531	$0.90	$1,290	$2.18
After-tax mark-to-market adjustments	21	0.04	(47)	(0.08)

Recurring income from continuing operations — after mark-to-market adjustments*	$552	$0.94	$1,243	$2.10

Quarterly Summary Financial Information	4Q 2009		4Q 2008
Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	millions	per share	millions	per share

Income from continuing operations	$172	$0.29	$123	$0.21
Income (loss) from discontinued operations	—	—	(8)	(0.01)

Net income	$172	$0.29	$115	$0.20

Recurring income from continuing operations*	$165	$0.28	$201	$0.34
After-tax mark-to-market adjustments	(4)	(0.01)	(16)	($0.02)

Recurring income from continuing operations — after mark-to-market adjustments*	$161	$0.27	$185	$0.32

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          TULSA, Okla. — Williams (NYSE: WMB) announced 2009 unaudited net income attributable to Williams of $285 million, or $0.49 per share on a diluted basis, compared with net income of $1,418 million, or $2.40 cents per share on a diluted basis for 2008.
          Lower energy commodity prices in 2009, particularly in the first half of the year, impacted results in Exploration & Production and Midstream, as both businesses’ results were lower than 2008.
          Higher natural gas production; Exploration & Production’s hedge positions, which cover a significant portion of its production; and fee-based revenues from certain of Midstream’s gathering and processing services helped mitigate the effect of the lower commodity prices in 2009. Both businesses’ results also improved throughout 2009. Gas Pipeline’s results, as expected, were relatively steady.
          The year-to-date loss from discontinued operations is primarily due to the charges that were recorded in first-quarter 2009 associated with the company’s operations in Venezuela. As a result of the Venezuelan government’s expropriation of the El Furrial and PIGAP II compression facilities in May, Williams is now reporting the results of those operations in discontinued operations.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
          Recurring income from continuing operations, after adjustments to remove the effect of mark-to-market accounting for certain hedges and other derivatives in Gas Marketing Services, is $552 million, or $0.94 per share for 2009. On the same adjusted basis, recurring income from continuing operations was $1,243 million, or $2.10 per share, for 2008.
          The lower recurring adjusted results for the year is due to the large disparity between the relatively low 2009 commodity prices, particularly in the first half of the year, compared with the 2008 prices.
          As previously noted, the relatively steady results in Gas Pipeline, as well as higher natural gas production, Exploration & Production’s hedge positions and fee-based revenues in Midstream, partially offset some of the negative effect of lower commodity prices.

          A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.
CEO Comment
          “With our transformational asset contributions to Williams Partners complete, we are poised to pursue a greater number of value-creating growth projects throughout our businesses,” said Steve Malcolm, chairman, president and chief executive officer. “We will pursue these opportunities with financial discipline using the strength of our investment-grade balance sheet.
          “One of the opportunities we are seizing is a midstream expansion in the Marcellus Shale. Williams Partners will fund the construction of a natural gas gathering pipeline to support a long-term agreement with Cabot Oil & Gas, one of the key producers in the area.
          “Growing our businesses will benefit our shareholders and also add to our domestic natural gas infrastructure,” Malcolm said. “We believe strongly that natural gas is a very important part of our energy future — it’s an abundant, job-creating, cleaner domestic energy source. It also will help make renewable energy sources, such as wind and solar, viable long-term options.”
Consolidated Earnings Guidance for 2010-11 Unchanged, Recurring Adjusted Earnings Expected to Double by 2011
          The chart below shows Williams’ 2010-11 commodity price assumptions and the related outlook for its consolidated financial results for 2010-11. The chart reflects the pro-forma post-restructuring reporting of Williams and Williams Partners.
          Beginning with reporting in first-quarter 2010, Williams’ business segments for financial reporting will be Exploration & Production, Williams Partners and Other. The company’s consolidated financial reporting will be unchanged. Exploration & Production will include the former Gas Marketing segment and the Other segment will include the Canadian and Olefins midstream businesses and the retained 25.5-percent interest in Gulfstream.
          For Williams Partners’ reporting beginning first-quarter 2010, its business segments will be Gas Pipeline and Midstream.
          The commodity price assumptions and consolidated earnings outlook for 2010-11 are unchanged from what the company previously provided on Jan. 19. Williams Partners’ 2010 capital expenditures have been increased in the consolidated outlook by $100 million to a range of $950 million to $1,200 million. This increase primarily reflects the previously noted Midstream expansion in the Marcellus Shale.
          Williams expects to double its recurring adjusted earnings in 2011 compared with 2009 at the midpoint of guidance. Primary drivers for the increase in profits include higher commodity prices, higher natural gas production and the contribution of growth projects.
          As previously announced, Williams expects to incur estimated nonrecurring charges totaling approximately $425 million, net of tax, in the first-quarter 2010 in conjunction with the asset contribution transactions with Williams Partners. These are comprised primarily of costs associated with Williams’ cash tender offer for debt, including the market-value premium. The company expects lower annual interest expenses associated with the new Williams Partners debt offering to substantially offset the economic effect of the market-value premium over book value.

Commodity Price Assumptions and Financial Outlook	2010			2011
As of Feb. 18, 2010
	Low	Midpoint	High	Low	Midpoint	High

Natural Gas ($/MMBtu):
NYMEX	$4.50	$5.75	$7.00	$5.00	$6.50	$8.00
Rockies	$3.90	$5.00	$6.10	$4.35	$5.65	$6.95
Avg. San Juan/Mid-Continent	$4.05	$5.20	$6.35	$4.55	$5.93	$7.30

Oil / NGL:
Crude Oil — WTI ($ per barrel)	$60	$75	$90	$65	$80	$95
Crude to Gas Ratio	12.9x	13.1x	13.3x	11.9x	12.5x	13.0x
NGL to Crude Oil Relationship	53%	56%	59%	53%	55%	57%

Average NGL Margins ($ per gallon)	$0.35	$0.51	$0.67	$0.38	$0.51	$0.64

Capital Expenditures (millions)
Exploration & Production	$1,000	$1,200	$1,400	$1,300	$1,700	$2,100
Williams Partners	950	1,075	1,200	675	775	875
Other	100	138	175	360	418	480

Total Capital Expenditures(1)	$2,050	$2,413	$2,775	$2,300	$2,875	$3,450

Recurring Adj. Segment Profit (millions)(2)
Exploration & Production	$285	$605	$925	$390	$973	$1,555
Williams Partners	1,185	1,435	1,685	1,325	1,545	1,765
Other	80	130	180	150	180	210

Total Recurring Adj. Segment Profit(3)	$1,575	$2,175	$2,775	$1,900	$2,700	$3,500

Recurring Adj. Earnings Per Share(2)	$0.80	$1.35	$1.90	$1.10	$1.87	$2.65

(1)	Recurring Segment Profit and Earnings Per Share are adjusted to remove the effect of mark-to-market accounting and EPS is diluted. The Recurring Adjusted earnings amounts are non-GAAP measures. Reconciliations to the most relevant GAAP measures are attached to this news release.

(2)	Sum of the ranges for each business line does not necessarily match total range.

(3)	Sum of the ranges for the business units does not match the consolidated total due to the offsetting effect of natural gas prices within the business units. Also, corporate is not presented separately but is included in the total.
Business Segment Results

          Williams’ business segment results for fourth-quarter and full-year 2009 are presented in the following table. As previously announced, Williams’ business segment reporting will change beginning with first-quarter 2010 to reflect the company’s new reporting segments as a result of the strategic restructuring. As this table reflects 2009 results, it is being presented in the pre-restructuring form.

Consolidated Segment Profit	Full Year		4Q
Amounts in millions	2009	2008	2009	2008

Exploration & Production	$418	$1,260	$115	($27)
Midstream Gas & Liquids	640	871	269	134
Gas Pipeline	667	689	169	157

	$1,725	$2,820	$553	$264

Gas Marketing Services	($18)	$3	($4)	$12
Other	(1)	(3)	(4)	(1)

Consolidated Segment Profit	$1,706	$2,820	$545	$275

Recurring Consolidated Segment Profit After
Mark-to-Market Adjustments*	Full Year		4Q
Amounts in millions	2009	2008	2009	2008

Exploration & Production	$476	$1,298	$137	$136
Midstream Gas & Liquids	665	834	230	105
Gas Pipeline	671	670	173	157

	$1,812	$2,802	$540	$398

Gas Marketing after MTM Adjustments	$16	($72)	($11)	($14)
Other	(1)	(3)	(4)	(1)

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$1,827	$2,727	$525	$383

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
Exploration & Production
          Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin, Barnett Shale, and oil and gas development in South America. The company also made its initial investment in the Marcellus Shale in 2009.
          The business reported segment profit of $418 million for 2009, compared with segment profit of $1,260 million in 2008.
          The decline in segment profit is due to lower net realized average prices for natural gas production in 2009 versus 2008. During 2009, Williams’ net realized average price for U.S. production was $4.22 per thousand cubic feet of natural gas equivalent (Mcfe), which was 35 percent lower than the $6.48 per Mcfe realized in 2008.
          Higher natural gas production for the year and lower operating taxes partially offset the decline in net realized average price. Also contributing to the segment profit decline was higher depletion expense for the year driven by higher capitalized costs.

Average Daily Production
Amounts in million cubic feet equivalent of natural	Full Year
gas (MMcfe)	2009	2008	Growth rate

Piceance Basin	697	650	7%
Powder River Basin	244	228	7%
Other Basins	241	216	12%
U.S. Interests only	1,182	1,094	8%
U.S. & International Interests	1,236	1,144	8%
          Although full-year average daily natural gas production grew from 2008 to 2009, average daily production declined somewhat throughout 2009 because of the company’s reduced drilling activity. Average daily natural gas production on U.S. interests fell 4 percent from first-quarter to fourth-quarter 2009.
          For fourth-quarter 2009, Exploration & Production reported a segment profit of $115 million, compared with a segment loss of $27 million in fourth-quarter 2008.
          The primary driver of the year-over-year increase in fourth quarter segment profit was the absence of impairment charges of $129 million related to properties in the Arkoma Basin that were recorded in fourth-quarter 2008.
          In a separate announcement today, Williams announced that its total proved natural gas and oil reserves as of Dec. 31, 2009, were approximately 4.5 trillion cubic feet equivalent (Tcfe) — including international reserves of approximately 0.2 Tcfe. These numbers are based on the new Securities and Exchange Commission reporting rules.
          Before adjusting for the effects of unusually low 2009 prices, total proved reserves would have been up 7 percent to 4.8 Tcfe with a reserves replacement rate of 173 percent. Using the same adjustment method, domestic reserves would have also increased 7 percent to approximately 4.6 Tcfe. Approximately 97 percent of total proved reserves are natural gas, with approximately 57 percent proved developed and 43 percent proved undeveloped reflecting a continuation of the increase in the ratio of proved developed to undeveloped.
           Before adjusting for the effects of 2009 natural gas prices, the company’ three-year average proved U.S. finding and development (F&D) cost was $2.38 per thousand cubic feet equivalent (Mcfe) down from $2.57 per Mcfe in 2008. The three year average F&D cost for reserves adds from drilling activity was $2.06 per Mcfe. For year 2009 alone, Williams’ F&D cost was $1.69 per Mcfe. The 2009 cost from drilling activity was $1.53 per Mcfe.
          Please see today’s separate news release for the complete discussion of the company’s 2009 natural gas reserves.
Midstream Gas & Liquids

          Midstream provides natural gas gathering, treating, and processing, deepwater production handling and oil transportation, NGL fractionation and storage services and olefin production.
          The business reported segment profit of $640 million for 2009, compared with segment profit of $871 million for 2008. On a recurring basis, segment profit was $665 million for 2009, compared with recurring segment profit of $834 million for 2008.
          The decline in segment profit for the year is primarily because of lower average annual NGL and olefin prices, partially offset by decreased production costs reflecting lower natural gas prices. Higher fee-based revenues also helped mitigate the lower NGL prices. NGL prices, especially ethane prices, have generally been improving during 2009, following significant declines in the fourth quarter of 2008.
          The increase in fee-based revenue for the year was attributable to connecting new supplies in the deepwater Gulf of Mexico through the Blind Faith extension in late 2008, as well as new volumes from processing Williams’ natural gas production at Willow Creek.
          Also contributing to the decline were non-recurring items. These included a $68 million loss in first-quarter 2009 related to Midstream’s Venezuelan investment and the absence of $32 million of income related to a partial settlement of litigation in 2008. These items were partially offset by a $40 million pre-tax gain on the sale of the company’s Cameron Meadows processing plant in the fourth quarter of 2009.
          For fourth-quarter 2009, Midstream reported segment profit of $269 million, compared with $134 million in fourth-quarter 2008.
          The improvement in results for the fourth quarter is primarily due to improved NGL and olefin prices and production in the fourth quarter of 2009 over 2008. Equity earnings of the company’s Discovery investment were higher in the fourth quarter of 2009 due primarily to the absence of unfavorable hurricane impacts that occurred in the fourth quarter of 2008 and new volumes from Discovery’s Tahiti expansion in 2009. In addition, fee revenues were higher as a result of processing volumes at the new Willow Creek plant.
Gas Pipeline
          Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Pacific Northwest, reported 2009 segment profit of $667 million, compared with $689 million for 2008.
          The lower segment profit was due primarily to higher operating and maintenance, depreciation and pension expenses, partially offset by higher other service revenues and by lower project development costs.
          The 2008 results also included the benefit of a $9 million gain on sale of excess natural gas inventory in the second quarter and a $10 million gain on the sale of certain assets in the third quarter.
          For fourth-quarter 2009, Gas Pipeline reported segment profit of $169 million, compared with $157 million for fourth-quarter 2008.
          The higher segment profit was due primarily to higher transportation revenues, partially offset by higher SG&A and other expenses.
Gas Marketing

          Williams is not including a discussion of Gas Marketing’s results in this news release. The full Management Discussion and Analysis of 2009 results will be provided in the company’s Form 10-K that it plans to file with the Securities and Exchange Commission next week.
Today’s Analyst Call
          Management will discuss the year-end 2009 results and 2010-11 consolidated outlook during a live webcast beginning at 9:30 a.m. EST today. Participants are encouraged to access the webcast and slides for viewing, downloading and printing at www.williams.com.
          A limited number of phone lines also will be available at (888) 352-6793. International callers should dial (719) 457-2643. Replays of the year-end webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williams.com following the event.
Form 10-K
     The company plans to file its Form 10-K with the SEC during the week of Feb. 22. The document will be available on both the SEC and Williams websites.
About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 84-percent ownership interest (including the general-partner interest) in Williams Partners L.P (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:
•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business segments; and

•	Natural gas and natural gas liquids prices and demand.
Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that could adversely affect our business, results of operations and financial condition are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Feb. 25, 2009, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.
The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic condition, operating methods , and governmental regulations. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. We have elected to use in this presentation, but not in our Annual Report on Form 10-K, “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” Williams has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, available from Williams at One Williams Center, Tulsa, OK 74172 (Attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from including in filings with the SEC estimates of resources. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves and (ii) other areas to take into account the low level of certainty of recovery of the resources. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
December 30, 2009

Reconciliation of Income from Continuing Operations Attributable to The Williams Companies, Inc. to Recurring Earnings
(UNAUDITED)

	2008					2009
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Income from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$411	$412	$360	$123	$1,306	$2	$123	$141	$172	$438

Income from continuing operations — diluted earnings per common share	$0.69	$0.69	$0.61	$0.21	$2.21	$—	$0.21	$0.24	$0.29	$0.75

Nonrecurring items:

Exploration & Production (E&P)
Gain on sale of Peru interests	$(118)	$(30)	$—	$—	$(148)	$—	$—	$—	$—	$—
Reserve for/(recovery of) receivables from bankrupt counterparty	—	5	4	—	9	—	—	—	(4)	(4)
Impairments of certain natural gas properties	—	—	14	129	143	5	—	—	15	20
Accrual for Wyoming severance taxes	—	—	—	34	34	—	3	(4)	(4)	(5)
Penalties from early release of drilling rigs	—	—	—	—	—	34	(2)	—	—	32
Depletion expense adjustment related to new guidance	—	—	—	—	—	—	—	—	14	14
Unclaimed property assessment accrual	—	—	—	—	—	—	—	—	1	1

Total Exploration & Production nonrecurring items	(118)	(25)	18	163	38	39	1	(4)	22	58

Gas Pipeline
Gain on sale of excess inventory gas — TGPL	—	(9)	—	—	(9)	—	—	—	—	—
Gain on sale of certain south Texas assets — TGPL	—	—	(10)	—	(10)	—	—	—	—	—
Unclaimed property assessment accrual — TGPL	—	—	—	—	—	—	—	—	3	3
Unclaimed property assessment accrual — NWP	—	—	—	—	—	—	—	—	1	1

Total Gas Pipeline nonrecurring items	—	(9)	(10)	—	(19)	—	—	—	4	4

Midstream Gas & Liquids (MGL)
Impairment of Carbonate Trend pipeline	—	—	—	6	6	—	—	—	—	—
Involuntary conversion gain related to Ignacio gas processing plant	—	(3)	(6)	(3)	(12)	1	—	(5)	—	(4)
Reserve for/(recovery of) receivables from bankrupt counterparty	—	1	—	—	1	—	—	—	—	—
Final earnout payment from 2005 Gulf Liquids asset sale	—	—	(8)	—	(8)	—	—	—	—	—
Charges from Hurricanes Gustav & Ike	—	—	8	5	13	—	—	—	—	—
Involuntary conversion gain from hurricane damage at Cameron Meadows	—	—	—	(5)	(5)	—	—	—	—	—
Gulf Liquids litigation partial settlement	—	—	—	(32)	(32)	—	—	—	—	—
Loss from Venezuela investment	—	—	—	—	—	68	—	—	—	68
Gain on sale of Cameron Meadows	—	—	—	—	—	—	—	—	(40)	(40)
Restructuring transaction costs	—	—	—	—	—	—	—	—	1	1

Total Midstream Gas & Liquids nonrecurring items	—	(2)	(6)	(29)	(37)	69	—	(5)	(39)	25

Nonrecurring items included in segment profit (loss)	(118)	(36)	2	134	(18)	108	1	(9)	(13)	87

Nonrecurring items below segment profit (loss)
Interest related to Gulf Liquids litigation partial settlement — MGL	—	—	—	(11)	(11)	—	—	—	—	—
Interest related to Wyoming severance taxes — E&P	—	—	—	4	4	—	—	—	—	—
Loss associated with Venezuela investment — E&P	—	—	—	—	—	11	—	—	—	11
Reversal of litigation contingency — Corporate	—	—	—	—	—	—	(5)	—	—	(5)
Impairment of cost-based investment — Corporate	—	—	—	—	—	—	—	7	—	7
Restructuring transaction costs — Corporate	—	—	—	—	—	—	—	—	1	1

	—	—	—	(7)	(7)	11	(5)	7	1	14
Total nonrecurring items	(118)	(36)	2	127	(25)	119	(4)	(2)	(12)	101
Tax effect for above items	(45)	(14)	1	49	(9)	15	(1)	(1)	(5)	8

Recurring income from continuing operations available to common stockholders	$338	$390	$361	$201	$1,290	$106	$120	$140	$165	$531

Recurring diluted earnings per common share	$0.57	$0.66	$0.61	$0.34	$2.18	$0.18	$0.20	$0.24	$0.28	$0.90

Weighted-average shares — diluted (thousands)	598,627	596,187	589,138	587,057	592,719	582,361	588,780	590,059	591,439	589,385
Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Operations
(UNAUDITED)

	2008					2009
(Dollars in millions, except per-share amounts)	1st Qtr *	2nd Qtr*	3rd Qtr*	4th Qtr*	Year *	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues	$3,095	$3,574	$3,137	$2,084	$11,890	$1,922	$1,909	$2,098	$2,326	$8,255

Segment costs and expenses:
Costs and operating expenses	2,264	2,614	2,280	1,618	8,776	1,444	1,392	1,537	1,708	6,081
Selling, general and administrative expenses	111	131	133	129	504	125	129	126	132	512
Other (income) expense — net	(114)	(32)	1	73	(72)	33	(1)	1	(16)	17

Total segment costs and expenses	2,261	2,713	2,414	1,820	9,208	1,602	1,520	1,664	1,824	6,610

Equity earnings	36	37	54	10	137	23	26	44	43	136
Income (loss) from investments	—	—	—	1	1	(75)	—	—	—	(75)

Total segment profit	870	898	777	275	2,820	268	415	478	545	1,706

Reclass equity earnings	(36)	(37)	(54)	(10)	(137)	(23)	(26)	(44)	(43)	(136)
Reclass (income) loss from investments	—	—	—	(1)	(1)	75	—	—	—	75
General corporate expenses	(42)	(42)	(34)	(31)	(149)	(40)	(38)	(40)	(46)	(164)

Operating income	792	819	689	233	2,533	280	351	394	456	1,481

Interest accrued	(160)	(161)	(162)	(153)	(636)	(162)	(167)	(168)	(164)	(661)
Interest capitalized	8	16	16	19	59	20	22	15	19	76
Investing income (loss)	55	54	65	15	189	(61)	24	39	44	46
Early debt retirement costs	—	—	—	(1)	(1)	—	—	—	(1)	(1)
Other income (expense) — net	4	—	2	(6)	—	(2)	1	(1)	4	2

Income from continuing operations before income taxes	699	728	610	107	2,144	75	231	279	358	943
Provision (benefit) for income taxes	251	257	199	(30)	677	56	80	87	136	359

Income from continuing operations	448	471	411	137	1,467	19	151	192	222	584
Income (loss) from discontinued operations	91	29	10	(5)	125	(243)	18	2	—	(223)

Net income (loss)	$539	$500	$421	$132	$1,592	$(224)	$169	$194	$222	$361
Less: Net income (loss) attributable to noncontrolling interests	39	63	55	17	174	(52)	27	51	50	76

Net income (loss) attributable to The Williams Companies, Inc.	$500	$437	$366	$115	$1,418	$(172)	$142	$143	$172	$285

Amounts attributable to The Williams Companies, Inc.:
Income from continuing operations	$411	$412	$360	$123	$1,306	$2	$123	$141	$172	438
Income (loss) from discontinued operations	89	25	6	(8)	112	(174)	19	2	—	(153)

Net income (loss)	$500	$437	$366	$115	$1,418	$(172)	$142	$143	$172	$285

Diluted earnings (loss) per common share:
Income from continuing operations	$0.69	$0.69	$0.61	$0.21	$2.21	$—	$0.21	$0.24	$0.29	$0.75
Income (loss) from discontinued operations	0.15	0.04	0.01	(0.01)	0.19	(0.29)	0.03	—	—	(0.26)

Net income (loss)	$0.84	$0.73	$0.62	$0.20	$2.40	$(0.29)	$0.24	$0.24	$0.29	$0.49

Weighted-average number of shares used in computation (thousands)	598,627	596,187	589,138	587,057	592,719	582,361	588,780	590,059	591,439	589,385

Common shares outstanding at end of period (thousands)	584,025	579,117	578,641	579,052	579,052	580,072	582,933	583,101	583,432	583,432

Market price per common share (end of period)	$32.98	$40.31	$23.65	$14.48	$14.48	$11.38	$15.61	$17.87	$21.08	$21.08

Common dividends per share	$0.10	$0.11	$0.11	$0.11	$0.43	$0.11	$0.11	$0.11	$0.11	$0.44
Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

*	Amounts reported above for 2008 have been adjusted to reflect the presentation of certain revenues and costs on a net basis, with no impact to segment profit.

Reconciliation of Segment Profit (Loss) to Recurring Segment Profit (Loss)
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Segment profit (loss):
Exploration & Production	$430	$496	$361	$(27)	$1,260	$78	$119	$106	$115	$418
Gas Pipeline	180	179	173	157	689	179	162	157	169	667
Midstream Gas & Liquids	238	270	229	134	871	12	137	222	269	640
Gas Marketing Services	21	(46)	16	12	3	(2)	(6)	(6)	(4)	(18)
Other	1	(1)	(2)	(1)	(3)	1	3	(1)	(4)	(1)

Total segment profit	$870	$898	$777	$275	$2,820	$268	$415	$478	$545	$1,706

Nonrecurring adjustments:

Exploration & Production	$(118)	$(25)	$18	$163	$38	$39	$1	$(4)	$22	$58
Gas Pipeline	—	(9)	(10)	—	(19)	—	—	—	4	4
Midstream Gas & Liquids	—	(2)	(6)	(29)	(37)	69	—	(5)	(39)	25
Gas Marketing Services	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(118)	$(36)	$2	$134	$(18)	$108	$1	$(9)	$(13)	$87

Recurring segment profit (loss):

Exploration & Production	$312	$471	$379	$136	$1,298	$117	$120	$102	$137	$476
Gas Pipeline	180	170	163	157	670	179	162	157	173	671
Midstream Gas & Liquids	238	268	223	105	834	81	137	217	230	665
Gas Marketing Services	21	(46)	16	12	3	(2)	(6)	(6)	(4)	(18)
Other	1	(1)	(2)	(1)	(3)	1	3	(1)	(4)	(1)

Total recurring segment profit	$752	$862	$779	$409	$2,802	$376	$416	$469	$532	$1,793

Note:	Segment profit (loss) includes equity earnings and income (loss) from investments reported in investing income (loss) in the Consolidated Statement of Operations. Equity earnings results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

Exploration & Production
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Production	$631	$840	$731	$497	$2,699	$492	$455	$479	$548	$1,974
Gas management	72	92	79	57	300	35	33	22	41	131
Hedge ineffectiveness and forward mark-to-market gains (losses)	(2)	(14)	18	(1)	1	(2)	(1)	(1)	1	(3)
International	17	19	18	18	72	17	18	19	21	75
Other	10	11	15	13	49	11	25	3	3	42

Total revenues	728	948	861	584	3,121	553	530	522	614	2,219

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	166	182	187	202	737	219	217	217	236	889
Lease and other operating expenses	60	61	72	73	266	71	62	62	63	258
Operating taxes	49	69	65	56	239	28	3	19	26	76
Exploration expense	2	1	3	21	27	12	21	5	20	58
Third party & affiliate gathering & processing	23	27	28	26	104	28	31	38	55	152
Selling, general and administrative expenses (including International)	37	44	49	46	176	43	42	43	43	171
Gas management expenses	71	91	78	54	294	34	29	26	40	129
International (excluding DD&A and SG&A)	6	10	9	11	36	7	6	9	8	30
Other (income) expense — net	(113)	(27)	14	128	2	37	4	1	14	56

Total segment costs and expenses	301	458	505	617	1,881	479	415	420	505	1,819

Equity earnings	3	6	5	6	20	4	4	4	6	18

Reported segment profit (loss)	430	496	361	(27)	1,260	78	119	106	115	418

Nonrecurring adjustments	(118)	(25)	18	163	38	39	1	(4)	22	58

Recurring segment profit	$312	$471	$379	$136	$1,298	$117	$120	$102	$137	$476

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	92.2	101.0	100.8	106.4	400.4	110.3	107.3	105.6	108.3	431.5
Net domestic volumes per day (MMcfe/d)	1,013	1,110	1,096	1,156	1,094	1,225	1,180	1,148	1,177	1,182
Net domestic realized price ($/Mcfe) (1)	$6.580	$8.056	$6.971	$4.428	$6.479	$4.205	$3.949	$4.183	$4.540	$4.220
Production taxes per Mcfe	$0.529	$0.683	$0.648	$0.525	$0.597	$0.254	$0.024	$0.182	$0.241	$0.176
Lease and other operating expense per Mcfe	$0.653	$0.606	$0.712	$0.685	$0.664	$0.649	$0.576	$0.581	$0.588	$0.599

(1) Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less gathering & processing expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	5.7	5.7	5.9	6.0	23.3	6.1	6.1	6.4	6.5	25.1
Volumes per day (MMcfe/d)	63	62	64	66	64	67	68	69	71	69

Volumes net to Williams (after minority interest) (Bcfe)	4.5	4.4	4.6	4.8	18.3	4.7	4.9	5.0	5.1	19.7
Volumes net to Williams per day (MMcfe/d)	49	49	50	52	50	53	53	54	56	54

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	96.7	105.4	105.4	111.2	418.7	115.0	112.2	110.6	113.4	451.2
Volumes net to Williams per day (MMcfe/d)	1,062	1,159	1,146	1,208	1,144	1,278	1,233	1,202	1,232	1,236

Gas Pipeline
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Northwest Pipeline	$107	$107	$108	$113	$435	$112	$107	$107	$108	$434
Transcontinental Gas Pipe Line	305	299	299	296	1,199	290	312	273	281	1,156
Other	1	—	—	(1)	—	(1)	2	(1)	1	1

Total revenues	413	406	407	408	1,634	401	421	379	390	1,591

Segment costs and expenses:
Costs and operating expenses	201	207	210	222	840	195	232	196	190	813
Selling, general and administrative expenses	36	40	42	39	157	42	39	41	41	163
Other (income) expense — net	6	(5)	3	3	7	—	3	4	7	14

Total segment costs and expenses	243	242	255	264	1,004	237	274	241	238	990

Equity earnings	10	15	21	13	59	15	15	19	17	66

Reported segment profit:
Northwest Pipeline	53	52	56	57	218	58	51	55	56	220
Transcontinental Gas Pipe Line	122	119	109	93	443	107	98	88	96	389
Other	5	8	8	7	28	14	13	14	17	58

Total reported segment profit	180	179	173	157	689	179	162	157	169	667

Nonrecurring adjustments:
Northwest Pipeline	—	—	—	—	—	—	—	—	1	1
Transcontinental Gas Pipe Line	—	(9)	(10)	—	(19)	—	—	—	3	3

Total nonrecurring adjustments	—	(9)	(10)	—	(19)	—	—	—	4	4

Recurring segment profit:
Northwest Pipeline	53	52	56	57	218	58	51	55	57	221
Transcontinental Gas Pipe Line	122	110	99	93	424	107	98	88	99	392
Other	5	8	8	7	28	14	13	14	17	58

Total recurring segment profit	$180	$170	$163	$157	$670	$179	$162	$157	$173	$671

Operating statistics

Northwest Pipeline
Throughput (TBtu)	219.8	171.0	179.5	211.1	781.4	224.0	172.9	165.7	205.9	768.5
Average daily transportation volumes (TBtu)	2.4	1.9	2.0	2.3	2.1	2.5	1.9	1.8	2.2	2.1
Average daily firm reserved capacity (TBtu)	2.6	2.5	2.5	2.5	2.5	2.6	2.6	2.6	2.7	2.7

Transcontinental Gas Pipe Line
Throughput (TBtu)	536.5	443.0	448.5	482.4	1,910.4	549.7	420.8	443.4	487.5	1,901.4
Average daily transportation volumes (TBtu)	5.9	4.9	4.9	5.2	5.2	6.1	4.6	4.8	5.3	5.2
Average daily firm reserved capacity (TBtu)	7.0	6.7	6.6	6.8	6.8	7.0	6.6	6.7	6.9	6.8

Midstream Gas & Liquids
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr **	2nd Qtr**	3rd Qtr**	4th Qtr**	Year**	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues:
Gathering & processing	$97	$108	$105	$104	$414	$107	$106	$121	$129	$463
NGL sales from gas processing	383	473	397	270	1,523	150	172	217	268	807
Production handling and transportation	27	29	24	28	108	33	33	35	31	132
Olefins sales (including Gulf and Canada)	325	335	319	146	1,125	143	152	184	189	668
Marketing sales	1,146	1,345	1,078	474	4,043	466	579	771	875	2,691
Other revenues	51	57	49	58	215	38	42	36	43	159

	2,029	2,347	1,972	1,080	7,428	937	1,084	1,364	1,535	4,920

Intrasegment eliminations	(581)	(720)	(644)	(303)	(2,248)	(244)	(279)	(373)	(436)	(1,332)

Total revenues	1,448	1,627	1,328	777	5,180	693	805	991	1,099	3,588

Segment costs and expenses:
NGL cost of goods sold	187	286	196	101	770	92	69	75	99	335
Olefins cost of goods sold	280	279	288	132	979	119	120	141	154	534
Marketing cost of goods sold	1,148	1,330	1,102	556	4,136	461	564	763	858	2,646
Other cost of goods sold	16	15	13	9	53	7	5	5	9	26
Operating costs	154	141	152	163	610	147	155	144	164	610
Other
Selling, general and administrative expenses	34	39	36	35	144	35	40	37	41	153
Other (income) expense — net	(5)	3	(16)	(58)	(76)	(7)	1	(2)	(39)	(47)
Intrasegment eliminations	(581)	(720)	(644)	(303)	(2,248)	(244)	(279)	(373)	(436)	(1,332)

Total segment costs and expenses	1,233	1,373	1,127	635	4,368	610	675	790	850	2,925

Equity earnings	23	16	28	(9)	58	4	7	21	20	52
Income (loss) from investments	—	—	—	1	1	(75)	—	—	—	(75)

Reported segment profit	238	270	229	134	871	12	137	222	269	640
Nonrecurring adjustments	—	(2)	(6)	(29)	(37)	69	—	(5)	(39)	25

Recurring segment profit	$238	$268	$223	$105	$834	$81	$137	$217	$230	$665

Operating statistics

Domestic Gathering and Processing
Gathering volumes (TBtu)	234	268	254	257	1,013	252	251	277	288	1,068
Plant inlet natural gas volumes (Tbtu)	325	337	328	321	1,311	318	308	352	364	1,342
NGL equity sales (million gallons) *	308	366	272	285	1,231	292	297	317	314	1,220
NGL margin ($/gallon)	$0.64	$0.51	$0.74	$0.59	$0.61	$0.20	$0.35	$0.45	$0.54	$0.39
NGL production (million gallons) *	634	645	555	538	2,372	579	590	657	683	2,509

Olefins
Canadian NGL equity sales (million gallons)	33	22	20	37	112	36	30	37	23	126
Olefins sales (Ethylene & Propylene) (million lbs)	457	428	407	313	1,605	462	445	437	384	1,728

Discovery Producer Services L.L.C. (equity investment) — 100%
NGL equity sales (million gallons)	37	23	21	4	85	12	25	30	27	94
NGL production (million gallons)	70	58	43	10	181	30	56	79	85	250

Laurel Mountain Midstream, LLC (equity invetment) - 100%
Gathering volumes (Tbtu)	—	—	—	—	—	—	3	9	10	22

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

**	Amounts reported above for 2008 have been adjusted to reflect the presentation of certain revenues and costs on a net basis, with no impact to segment profit.

Gas Marketing Services
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues	$1,650	$2,010	$1,716	$1,036	$6,412	$867	$598	$697	$890	$3,052

Segment costs and expenses:
Costs and operating expenses	1,625	2,049	1,695	1,019	6,388	864	599	700	891	3,054
Selling, general and administrative expenses	4	7	4	5	20	5	4	5	4	18
Other (income) expense — net	—	—	1	—	1	—	1	(2)	(1)	(2)

Total segment costs and expenses	1,629	2,056	1,700	1,024	6,409	869	604	703	894	3,070

Reported segment profit (loss)	21	(46)	16	12	3	(2)	(6)	(6)	(4)	(18)

Nonrecurring adjustments	—	—	—	—	—	—	—	—	—	—

Recurring segment profit (loss)	$21	$(46)	$16	$12	$3	$(2)	$(6)	$(6)	$(4)	$(18)

Capital Expenditures and Investments
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Capital expenditures:
Exploration & Production	$363	$705	$844	$554	$2,466	$444	$229	$487	$274	$1,434
Gas Pipeline:
Northwest Pipeline	17	20	28	24	89	9	36	58	50	153
Transcontinental Gas Pipe Line	33	49	55	68	205	22	45	94	142	303
Other	2	(2)	(1)	1	—	—	—	—	—	—

Total	52	67	82	93	294	31	81	152	192	456
Midstream Gas & Liquids	104	204	135	146	589	133	142	111	87	473
Gas Marketing Services	—	—	1	—	1	—	—	—	—	—
Other	16	8	8	9	41	4	13	2	5	24
Discontinued Operations	1	1	—	1	3	—	—	—		—

Total*	$536	$985	$1,070	$803	$3,394	$612	$465	$752	$558	$2,387

Purchase of investments:
Exploration & Production	—	3	3	(3)	3	—	—	1	—	1
Gas Pipeline	20	28	36	8	92	10	5	2	4	21
Midstream Gas & Liquids	—	—	—	—	—	3	112	(1)	6	120
Other	—	16	(1)	1	16	—	(1)	1	—	—

Total	$20	$47	$38	$6	$111	$13	$116	$3	$10	$142

Summary:
Exploration & Production	$363	$708	$847	$551	$2,469	$444	$229	$488	$274	$1,435
Gas Pipeline	72	95	118	101	386	41	86	154	196	477
Midstream Gas & Liquids	104	204	135	146	589	136	254	110	93	593
Gas Marketing Services	—	—	1	—	1	—	—	—	—	—
Other	16	24	7	10	57	4	12	3	5	24
Discontinued Operations	1	1	—	1	3	—	—	—		—

Total	$556	$1,032	$1,108	$809	$3,505	$625	$581	$755	$568	$2,529

Cumulative summary:
Exploration & Production	$363	$1,071	$1,918	$2,469	$2,469	$444	$673	$1,161	$1,435	$1,435
Gas Pipeline	72	167	285	386	386	41	127	281	477	477
Midstream Gas & Liquids	104	308	443	589	589	136	390	500	593	593
Gas Marketing Services	—	—	1	1	1	—	—	—	—	—
Other	16	40	47	57	57	4	16	19	24	24
Discontinued Operations	1	2	2	3	3	—	—	—		—

Total	$556	$1,588	$2,696	$3,505	$3,505	$625	$1,206	$1,961	$2,529	$2,529

Capital expenditures incurred and purchase of investments
Increases to property, plant and equipment	$579	$982	$1,032	$882	$3,475	$484	$420	$809	$601	$2,314
Purchase of investments	20	47	38	6	111	13	116	3	10	142

Total	$599	$1,029	$1,070	$888	$3,586	$497	$536	$812	$611	$2,456

* Increases to property, plant and equipment	$579	$982	$1,032	$882	$3,475	$484	$420	$809	$601	$2,314
Changes in related accounts payable and accrued liabilities	(43)	3	38	(79)	(81)	128	45	(57)	(43)	73

Capital expenditures	$536	$985	$1,070	$803	$3,394	$612	$465	$752	$558	$2,387

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Depreciation, depletion and amortization:
Exploration & Production	$165	$180	$190	$202	$737	$219	$217	$217	$236	$889
Gas Pipeline:
Northwest Pipeline	22	21	21	22	86	22	21	22	21	86
Transcontinental Gas Pipe Line	55	59	59	62	235	61	61	62	64	248
Other	—	—	—	—	—	—	1	(1)	—	—

Total	77	80	80	84	321	83	83	83	85	334
Midstream Gas & Liquids	48	47	51	57	203	53	53	55	56	217
Gas Marketing Services	1	—	—	—	1	—	—	1	—	1
Other	4	3	5	6	18	4	6	5	5	20
Discontinued Operations	7	8	7	8	30	8	—	—	—	8

Total	$302	$318	$333	$357	$1,310	$367	$359	$361	$382	$1,469

Other selected financial data:
Cash and cash equivalents	$2,239	$1,937	$1,524	$1,438	$1,438	$1,785	$1,853	$1,640	$1,867	$1,867

Total assets	$27,172	$31,216	$26,893	$26,006	$26,006	$25,368	$25,026	$24,952	$25,280	$25,280

Capital structure:
Debt
Current	$49	$46	$46	$18	$18	$3	$13	$19	$17	$17
Noncurrent	$7,638	$7,711	$7,685	$7,683	$7,683	$8,278	$8,265	$8,258	$8,259	$8,259
Stockholders’ equity	$7,801	$7,652	$8,574	$8,440	$8,440	$8,326	$8,324	$8,307	$8,453	$8,453
Debt to debt-plus-stockholders’ equity ratio	49.6%	50.3%	47.4%	47.7%	47.7%	49.9%	49.9%	49.9%	49.5%	49.5%

Adjustment to remove MTM effect
Dollars in millions except for per share amounts

	4th Quarter		YTD
	2009	2008*	2009	2008*

Recurring income from cont. ops available to common shareholders	$165	$201	$531	$1,290
Recurring diluted earnings per common share	$0.28	$0.34	$0.90	$2.18

Mark-to-Market (MTM) adjustments for Gas Marketing	(7)	(26)	34	(75)

Tax effect of total MTM adjustments	3	10	(13)	28

After tax MTM adjustments	(4)	(16)	21	(47)

Recurring income from cont. ops available to common shareholders after MTM adjust.	$161	$185	$552	$1,243
Recurring diluted earnings per share after MTM adj.	$0.27	$0.32	$0.94	$2.10

weighted average shares — diluted (thousands)	591,439	587,057	589,385	592,719
Note: all amounts attributable to Williams
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.
Some annual figures may differ from sum of quarterly figures due to rounding.

*	Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

Non-GAAP Measures:
     This press release includes certain financial measures, recurring earnings and recurring segment profit, that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Recurring earnings and recurring segment profit exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Both measures provide investors meaningful insight into the company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company. Neither recurring earnings nor recurring segment profit are intended to represent an alternative to net income or segment profit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments, such as recurring income from continuing operations after mark-to-market adjustments and the related per share measures. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to Gas Marketing Services’ derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.